Exhibit 99.1

MBIA Inc. Reports Third Quarter 2011 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $35.51 per share at September 30, 2011 compared with $37.22 per share at June 30, 2011.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $430 million for the third quarter of 2011 compared with an adjusted pre-tax loss of $24 million for the third quarter of 2010.
  MBIA Inc. recorded net income available to common shareholders of $444 million, or $2.26 per share, for the third quarter of 2011, compared with a net loss of $213 million, or $1.06 per share, for the third quarter of 2010.
  In the third quarter of 2011, the Company closed commutation agreements with four counterparties, three of which were announced in conjunction with the release of its second quarter 2011 financial results. It completed an additional commutation in the third quarter after the second quarter announcement. The total amount of insured exposure commuted in the third quarter was $8.5 billion, consisting of certain multi-sector CDO and investment grade corporate CDO transactions. After September 30, 2011, the Company agreed to commute transactions with additional counterparties. The transactions, comprising primarily commercial real estate, total $10.6 billion in insured exposure.

ARMONK, N.Y.--(BUSINESS WIRE)--November 9, 2011--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $35.51 as of September 30, 2011, compared with $37.22 as of June 30, 2011. Book value per share was $12.17 as of September 30, 2011.

MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure (defined in the attached Explanation of Non-GAAP Financial Measures), for the third quarter of 2011 was $430 million compared with an adjusted pre-tax loss of $24 million for the third quarter of 2010. The reduction in ABV and the larger adjusted pre-tax loss for the three months ended September 30, 2011 relative to the comparable period of 2010 resulted from an increase in estimated losses on insured pools of commercial mortgage backed securities. ABV and adjusted pre-tax income provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

Net income available to common shareholders for the third quarter of 2011 was $444 million, or $2.26 per share, compared with a net loss of $213 million, or $1.06 per share, for the third quarter of 2010. The Company’s results for the third quarter of 2011 were driven by a $776 million unrealized gain on insured credit derivatives associated with a reduced market perception of MBIA Insurance Corporation’s (MBIA Corp.) credit quality and commutations of insured exposures. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. The decrease in the value of the derivative liabilities is reflected as a pre-tax gain on the income statement.

“So far, the risk reductions we sought in 2011 have been occurring,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “On a year-to-date basis, we have agreed to commute $23 billion of potentially volatile liabilities, primarily CMBS pools and ABS CDOs. This is greater than the amount commuted in all of 2010. In aggregate, the amounts paid or expected to be paid continue to be consistent with our loss reserves. These actions help stabilize MBIA Corp. for the future. In addition, we’ve made progress on the litigation front since the end of the second quarter, including by arguing the important issue of loss causation to the court in our lawsuit against Bank of America and Countrywide, and five more plaintiffs have opted out of the lawsuits challenging our Transformation.”

Year-to-Date Results

The net loss to common shareholders for the nine months ended September 30, 2011 was $693 million, or $3.50 per share, compared with a net loss of $398 million, or $1.96 per share, for the nine months ended September 30, 2010. Net losses for the nine months ended September 30, 2011 and the nine months ended September 30, 2010 were impacted primarily by pre-tax net losses on the fair value of insured derivatives of $1.1 billion and $1.3 billion, respectively. The adjusted pre-tax loss for the nine months ended September 30, 2011 was $244 million compared with an adjusted pre-tax loss of $66 million in the comparable period of 2010; in each case the losses were driven by increased reserves and impairments on insured exposures. The adjusted pre-tax loss in the first nine months of 2011 increased relative to the comparable period of 2010 primarily due to lower insurance premiums and fees and increased net losses on financial instruments at fair value and foreign exchange, partially offset by lower reserves and impairments on insured exposures.

Third Quarter 2011 Segment Results

The following is a summary of pre-tax results by segment for the third quarter:

$ in millions		Structured
	U.S. Public	Finance and	Advisory
	Finance	International	Services	Corporate	Wind-down	Consolidated
3Q 2011 Pre-tax Income (Loss)	$157	$613	$(1)	$(21)	$(9)	$745
3Q 2010 Pre-tax Income (Loss)	$167	$(341)	$(1)	$(80)	$(104)	$(356)

3Q 2011 Adj. Pre-tax Income (Loss)	$157	$(556)	$(1)	$(21)	$(9)	$(430)
3Q 2010 Adj. Pre-tax Income (Loss)	$167	$(6)	$(1)	$(80)	$(104)	$(24)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $157 million of adjusted pre-tax income in the third quarter of 2011 compared with $167 million of adjusted pre-tax income in the third quarter of 2010. The decline in adjusted pre-tax income resulted primarily from lower net gains on sales of securities associated with the ongoing management of National’s investment portfolio, partially offset by an increase in total premiums earned.

Total premiums earned in the U.S. public finance insurance segment were $147 million in the third quarter of 2011 compared with $100 million in total premiums earned in the third quarter of 2010. The increase in total premiums earned resulted from greater refunding activity in the third quarter of 2011 partially offset by lower scheduled earned premiums due to insured portfolio amortization.

Net investment income for the U.S. public finance insurance segment declined 10 percent to $53 million in the third quarter of 2011 from $59 million in the comparable period of 2010 primarily due to lower average yields.

The U.S. public finance insurance segment’s loss and loss adjustment expenses totaled $10 million in the third quarter of 2011 compared with $6 million in the third quarter of 2010.

Expenses associated with the amortization of deferred acquisition costs totaled $22 million in the third quarter of 2011, up 44 percent from $16 million in the third quarter of 2010 and in line with insured portfolio amortization.

Operating expenses were $19 million in the third quarter of 2011, up 7 percent from $17 million in the comparable period of 2010. The increase in operating expenses was driven by higher allocated overhead and compensation expenses, partially offset by lower facilities-related expenses.

As of September 30, 2011, National’s statutory capital was $2.6 billion and its claims-paying resources totaled $5.5 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $556 million for the third quarter of 2011 compared with an adjusted pre-tax loss of $6 million for the third quarter of 2010. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $151 million in the third quarter of 2011. Losses, credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses on insured exposures totaled $631 million in the third quarter of 2011 while all other line items in the aggregate had a net $76 million negative impact on the adjusted pre-tax loss.

The following is a summary of all insured portfolio economic loss activity in the third quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

3Q 2011 Economic Loss (Benefit)
Activity
	Second-Lien
($ in millions)	RMBS	ABS CDOs	CMBS	Other*	Total
Change in Expected Payments	$134	($22)	$497	$118	$727
Change in Expected Salvage	(90)	0	0	(6)	(96)
Total Economic Losses (Benefit)	$44	($22)	$497	$112	$631
*includes first-lien RMBS

In the third quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $134 million, reflecting higher anticipated delinquencies within these transactions. However, the increase in expected future claims payments was partially offset by additional expected recoveries of $90 million primarily from contractual claims related to ineligible mortgage loans improperly included in the insured securitizations. The Company’s estimates for expected recoveries related to “putbacks” of ineligible mortgage loans totaled $2.8 billion as of September 30, 2011. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses, which totaled $4.6 billion as of September 30, 2011, from those securitization sponsors against whom it is pursuing litigation.

In the third quarter of 2011, the Company estimated $497 million of incremental economic losses on certain insured transactions backed by pools of commercial mortgage-backed securities (CMBS). The majority of the increase reflects the Company’s revised expectations for the costs of commuting such transactions. The balance was due to deterioration within some insured transactions during the quarter and an adjustment made to the Company’s loss expectations reflecting an increased probability of a recession. While loss severities on liquidated properties have trended lower from the highs seen a year ago, they remain in excess of historical norms, leading to deductible erosion in some of our insured transactions.

In the third quarter of 2011, the Company closed commutation agreements with four counterparties, three of which were announced in conjunction with the release of its second quarter 2011 financial results. The Company closed an additional commutation in the third quarter after the second quarter announcement. The total amount of insured exposure commuted in the third quarter was $8.5 billion, consisting of certain multi-sector CDO and investment grade corporate CDO transactions. After September 30, 2011, the Company agreed to commute transactions with additional counterparties. The transactions, comprising primarily commercial real estate, total $10.6 billion in insured exposure.

In the third quarter of 2011, the Company increased its expectations for incremental economic losses on certain first-lien RMBS transactions by $109 million, reflecting higher loss severities upon foreclosures within certain insured Alt-A mortgage loan securitizations.

Portions of the $631 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies alternative accounting. The following is a summary of third quarter economic losses based on those categories:

3Q 2011 Economic Losses (Benefit)
$ in millions

Change in Expected Payments	$234
Change in Insurance Recoveries	(54)
Loss & LAE Expense on Policies Subject to Insurance Accounting	$180

Credit Impairments on Insured VIEs	$35

Credit Impairments on Insured Credit Derivatives	$422
LAE on Insured Credit Derivatives	(6)
Credit Impairments and LAE on Insured Credit Derivatives	$416

Total Economic Losses (Benefit)	$631

In the third quarter of 2011, MBIA Corp. paid a total of $195 million in claims and LAE, net of reinsurance and collections, in connection with its second-lien RMBS exposures compared to $226 million in the second quarter of 2011 and $333 million in the third quarter of 2010.

The Company’s net derivative liability (the cumulative negative mark-to-market) with respect to insured credit derivatives was $4.9 billion as of September 30, 2011. The Company currently has approximately $2.0 billion in statutory loss reserves in connection with these insured credit derivatives. The Company expects the $2.9 billion unimpaired portion of the unrealized net loss in fair value (mark-to-market) to be reversed prior to or upon the maturities of the insured credit derivatives.

As of September 30, 2011, MBIA Corp.’s statutory balance sheet reflected $2.2 billion in cash and invested assets including $440 million of cash and short-term investments. Cash, short-term investments and other highly liquid investments available to meet liquidity demands totaled $824 million as of September 30, 2011, excluding amounts held by subsidiaries. Following the end of the third quarter, MBIA Corp. received an additional $300 million in cash from a partial repayment of its outstanding secured loan to the Asset Liability Management (ALM) business. The Company believes that MBIA Corp.’s liquidity resources will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $2.6 billion and claims-paying resources totaling $3.9 billion at September 30, 2011.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded a pre-tax loss of $1 million in the third quarter of 2011 driven by expenses associated with positioning it for future growth.

Cutwater’s average assets under management in the third quarter were $38.5 billion, down 3 percent from $39.8 billion in the second quarter of 2011. Third-party average assets under management in the third quarter totaled $25.0 billion, down 2 percent from $25.5 billion in the second quarter of 2011.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corp. The Corporate segment recorded a pre-tax loss of $21 million in the third quarter of 2011 compared with a pre-tax loss of $80 million in the third quarter of 2010. The Corporate segment’s results were impacted by an $8 million net gain on financial instruments at fair value and foreign exchange in the third quarter of 2011 and a $62 million net loss on financial instruments at fair value and foreign exchange in the third quarter of 2010 on outstanding warrants on MBIA Inc. common stock. The Corporate segment also recorded a $10 million net investment loss related to other than temporary impairments on investments in the third quarter of 2011.

As of September 30, 2011, the corporate activities of MBIA Inc. had $186 million of cash and highly liquid assets available for general corporate liquidity purposes.

The Company repurchased approximately 3.5 million shares of its common stock at an average price of $7.10 during the third quarter. As of September 30, 2011, approximately $23 million of repurchase authorization remained available under the Company's $1.0 billion share buyback program.

Wind-down Operations

The Company’s wind-down operations comprise its ALM and Conduit businesses, both of which are in run-off.

The Company’s wind-down operations recorded a pre-tax loss of $9 million in the third quarter of 2011 compared with a pre-tax loss of $104 million in the third quarter of 2010. The pre-tax loss in the third quarter of 2011 was driven by ongoing negative net interest spread in the ALM business. Negative marks-to-market and settlements on interest rate contracts in the third quarter of 2011 were offset by favorable changes in foreign exchange rates. The pre-tax loss in the third quarter of 2010 was driven by a $117 million net loss on financial instruments at fair value and foreign exchange resulting primarily from increased values of liabilities denominated in foreign currencies.

Due to deterioration in the market value and liquidity of its assets resulting from market volatility in the third quarter, the ALM business was required to use a portion of its free cash to support increased collateral requirements under market value-based intercompany lending facilities, derivative counterparty collateral support agreements and guaranteed investment contracts. Consequently, it requested and received an extension of its original $2.0 billion secured loan from MBIA Corp. which was scheduled to mature in November 2011. Under its revised terms, the secured loan now matures in the second quarter of 2012 and is subject to a maximum outstanding balance of $450 million. The secured loan had an outstanding balance of $600 million as of September 30, 2011, with additional payments after the end of the quarter resulting in a current outstanding balance of $300 million.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, November 10, 2011 at 8:00 AM (EST) to discuss its third quarter 2011 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 18831560. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on November 10 until 11:59 p.m. on November 24 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 18831560. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, uncertainty regarding whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that loss reserve estimates are not adequate to cover potential claims, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income is not a substitute for and should not be viewed in isolation from GAAP pre-tax income and the Company’s definition of adjusted pre-tax income may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in millions)

	September 30, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$7,874 and $9,679)	$7,818	$9,092
Fixed-maturity securities at fair value	286	25
Investments pledged as collateral, at fair value (amortized cost $666 and $548)	591	552
Short-term investments held as available-for-sale, at fair value (amortized
cost $1,486 and $2,073)	1,487	2,070
Other investments (includes investments at fair value of $139 and $186)	151	188
Total	10,333	11,927

Cash and cash equivalents	659	366
Accrued investment income	91	95
Premiums receivable	1,399	1,589
Deferred acquisition costs	364	412
Prepaid reinsurance premiums	91	97
Insurance loss recoverable	2,770	2,531
Reinsurance recoverable on paid and unpaid losses	18	15
Goodwill	31	31
Property and equipment, at cost (less accumulated depreciation of $138 and $135)	69	71
Receivable for investments sold	46	8
Derivative assets	2	4
Current income taxes	-	41
Deferred income taxes, net	1,298	908
Other assets	55	46
Assets of consolidated variable interest entities:
Cash	580	764
Investments held-to-maturity, at amortized cost
(fair value $3,492 and $3,760)	3,886	4,039
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $574 and $338)	532	339
Fixed-maturity securities at fair value	3,276	5,241
Loans receivable at fair value	2,218	2,183
Loan repurchase commitments	938	835
Derivative assets	713	699
Other assets	1	38
Total assets	$29,370	$32,279
Liabilities and Equity
Liabilities:
Unearned premium revenue	$3,648	$4,145
Loss and loss adjustment expense reserves	932	1,129
Reinsurance premiums payable	64	71
Investment agreements	1,635	2,005
Medium-term notes (includes financial instruments carried at
fair value $128 and $116)	1,636	1,740
Securities sold under agreements to repurchase	387	471
Short-term debt	-	65
Long-term debt	1,841	1,851
Current income taxes	37	-
Deferred fee revenue	8	10
Payable for investments purchased	54	2
Derivative liabilities	5,266	4,617
Other liabilities	205	272
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value $5,123 and $6,680)	9,033	10,590
Long-term debt	360	360
Derivative liabilities	1,888	2,104
Other liabilities	1	1
Total liabilities	26,995	29,433
	-
Equity:
Preferred stock, par value $1 per share; authorized shares─10,000,000;
issued and outstanding─none	-	-
Common stock, par value $1 per share; authorized shares─400,000,000;
issued shares ─ 274,913,262 and 274,719,578	275	275
Additional paid-in capital	3,070	3,064
Retained earnings	1,431	2,124
Accumulated other comprehensive loss, net of deferred
tax of $94 and $229	(148)	(406)
Treasury stock, at cost ─ 81,755,455 and 74,973,978 shares	(2,276)	(2,225)
Total shareholders' equity of MBIA Inc.	2,352	2,832
Preferred stock of subsidiary and noncontrolling interest	23	14
Total equity	2,375	2,846
Total liabilities and equity	$29,370	$32,279

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended September 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$69	$51	$-	$-	$-	$120	$(9)	$111
Refunding premiums earned	78	-	-	-	-	78	(13)	65
Total premiums earned	147	51	-	-	-	198	(22)	176
Net investment income	53	17	-	1	18	89	3	92
Fees and reimbursements	2	36	14	22	-	74	(58)	16
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(53)	-	-	-	(53)	-	(53)
Unrealized gains (losses) on insured derivatives	-	776	-	-	-	776	-	776
Net change in fair value of insured derivatives	-	723	-	-	-	723	-	723
Net gains (losses) on financial instruments at
fair value and foreign exchange	6	(12)	-	8	11	13	-	13
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	-	-	(11)	(1)	(12)	-	(12)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	-	-	1	-	1	-	1
Net investment losses related to
other-than-temporary impairments	-	-	-	(10)	(1)	(11)	-	(11)
Other net realized gains (losses)	-	1	-	-	-	1	-	1
Revenues of consolidated VIE's:
Net investment income	-	12	-	-	4	16	1	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	86	-	-	-	86	2	88
Other net realized gains (losses)	-	-	-	-	-	-	5	5

Total revenues	208	914	14	21	32	1,189	(69)	1,120

Expenses:
Losses and loss adjustment	10	180	-	-	-	190	-	190
Amortization of deferred acquisition costs	22	34	-	-	-	56	(44)	12
Operating	19	35	15	28	3	100	(24)	76
Interest	-	34	-	14	32	80	(5)	75
Expenses of consolidated VIE's:
Operating	-	8	-	-	1	9	(2)	7
Interest	-	10	-	-	5	15	-	15

Total expenses	51	301	15	42	41	450	(75)	375

Pre-tax income (loss)	$157	$613	$(1)	$(21)	$(9)	$739	$6	745

Provision for income taxes								301

Net income								$444

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended September 30, 2010	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$82	$59	$-	$-	$-	$141	$(18)	$123
Refunding premiums earned	18	-	-	-	-	18	(4)	14
Total premiums earned	100	59	-	-	-	159	(22)	137
Net investment income	59	31	-	4	20	114	(1)	113
Fees and reimbursements	2	22	17	21	-	62	(47)	15
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	552	-	-	-	552	-	552
Unrealized gains (losses) on insured derivatives	-	(1,044)	-	-	-	(1,044)	-	(1,044)
Net change in fair value of insured derivatives	-	(492)	-	-	-	(492)	-	(492)
Net gains (losses) on financial instruments at
fair value and foreign exchange	45	145	1	(62)	(117)	12	-	12
Net gains (losses) on extinguishment of debt	-	-	-	-	10	10	-	10
Other net realized gains (losses)	-	(1)	-	-	-	(1)	-	(1)
Revenues of consolidated VIE's:
Net investment income	-	11	-	-	9	20	-	20
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(34)	-	-	11	(23)	4	(19)
Net gains (losses) on extinguishment of debt	-	-	-	-	14	14	-	14

Total revenues	206	(259)	18	(37)	(53)	(125)	(66)	(191)

Expenses:
Losses and loss adjustment	6	(26)	-	-	-	(20)	-	(20)
Amortization of deferred acquisition costs	16	23	-	-	-	39	(33)	6
Operating	17	36	19	27	2	101	(23)	78
Interest	-	34	-	16	44	94	(13)	81
Expenses of consolidated VIE's:
Operating	-	4	-	-	-	4	-	4
Interest	-	11	-	-	5	16	-	16

Total expenses	39	82	19	43	51	234	(69)	165

Pre-tax income (loss)	$167	$(341)	$(1)	$(80)	$(104)	$(359)	$3	(356)

Benefit for income taxes								(143)

Net loss								$(213)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Nine months ended September 30, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$220	$173	$-	$-	$-	$393	$(39)	$354
Refunding premiums earned	121	8	-	-	-	129	(21)	108
Total premiums earned	341	181	-	-	-	522	(60)	462
Net investment income	165	65	-	-	59	289	10	299
Fees and reimbursements	5	89	46	68	-	208	(167)	41
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	2	(601)	-	-	-	(599)	-	(599)
Unrealized gains (losses) on insured derivatives	-	(531)	-	-	-	(531)	-	(531)
Net change in fair value of insured derivatives	2	(1,132)	-	-	-	(1,130)	-	(1,130)
Net gains (losses) on financial instruments at
fair value and foreign exchange	24	21	-	47	(206)	(114)	-	(114)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(2)	-	(11)	(12)	(25)	-	(25)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(2)	-	1	(18)	(19)	-	(19)
Net investment losses related to
other-than-temporary impairments	-	(4)	-	(10)	(30)	(44)	-	(44)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	-	2	-	-	4	6	-	6
Revenues of consolidated VIE's:
Net investment income	-	39	-	-	11	50	3	53
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(27)	-	-	13	(14)	17	3
Other net realized gains (losses)	-	-	-	-	-	-	8	8

Total revenues	537	(766)	46	105	(125)	(203)	(187)	(390)

Expenses:
Losses and loss adjustment	4	200	-	-	-	204	-	204
Amortization of deferred acquisition costs	64	106	-	-	-	170	(119)	51
Operating	56	104	52	78	9	299	(73)	226
Interest	-	101	-	44	98	243	(18)	225
Expenses of consolidated VIE's:
Operating	-	26	-	-	2	28	(4)	24
Interest	-	31	-	-	14	45	-	45

Total expenses	124	568	52	122	123	989	(214)	775

Pre-tax income (loss)	$413	$(1,334)	$(6)	$(17)	$(248)	$(1,192)	$27	(1,165)

Benefit for income taxes								(472)

Net loss								$(693)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Nine months ended September 30, 2010	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$255	$191	$-	$-	$-	$446	$(60)	$386
Refunding premiums earned	75	4	-	-	-	79	(15)	64
Total premiums earned	330	195	-	-	-	525	(75)	450
Net investment income	176	88	-	12	73	349	(7)	342
Fees and reimbursements	19	172	50	65	-	306	(158)	148
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	454	-	-	-	454	-	454
Unrealized gains (losses) on insured derivatives	-	(1,717)	-	-	-	(1,717)	-	(1,717)
Net change in fair value of insured derivatives	-	(1,263)	-	-	-	(1,263)	-	(1,263)
Net gains (losses) on financial instruments at
fair value and foreign exchange	49	131	2	(80)	(138)	(36)	-	(36)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	-	-	-	(187)	(187)	-	(187)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(4)	-	-	148	144	-	144
Net investment losses related to
other-than-temporary impairments	-	(4)	-	-	(39)	(43)	-	(43)
Net gains (losses) on extinguishment of debt	-	-	-	-	28	28	-	28
Other net realized gains (losses)	-	18	-	-	-	18	-	18
Revenues of consolidated VIE's:
Net investment income	-	32	-	-	16	48	-	48
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	336	-	-	41	377	17	394
Net gains (losses) on extinguishment of debt	-	-	-	-	18	18	-	18
Other net realized gains (losses)	-	(74)	-	-	-	(74)	-	(74)

Total revenues	574	(369)	52	(3)	(1)	253	(223)	30

Expenses:
Losses and loss adjustment	42	80	-	-	-	122	-	122
Amortization of deferred acquisition costs	59	109	-	-	-	168	(126)	42
Operating	46	96	50	79	9	280	(71)	209
Interest	-	102	-	49	135	286	(40)	246
Expenses of consolidated VIE's:
Operating	-	14	-	-	2	16	(2)	14
Interest	-	32	-	-	12	44	-	44

Total expenses	147	433	50	128	158	916	(239)	677

Pre-tax income (loss)	$427	$(802)	$2	$(131)	$(159)	$(663)	$16	(647)

Benefit for income taxes								(249)

Net loss								$(398)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Three months ended September 30, 2011	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$147	$55	$-	$-	$-	$(21)	$181
Net investment income	53	36	-	1	18	1	109
Fees and reimbursements	2	35	14	22	-	(56)	17
Premiums and fees on insured derivatives	-	25	-	-	-	-	25
Net gains (losses) on financial instruments at
fair value and foreign exchange	6	28	-	8	11	-	53
Net investment losses related to other-than-
temporary impairments	-	-	-	(10)	(1)	-	(11)
Other net realized gains (losses)	-	(5)	-	-	-	-	(5)
VIE Revenues	-	-	-	-	4	3	7

Total revenues	208	174	14	21	32	(73)	376

Expenses:
Losses and loss adjustment	10	215	-	-	-	-	225
Insured credit derivative impairments and LAE	-	416	-	-	-	-	416
Amortization of deferred acquisition costs	22	33	-	-	-	(43)	12
Operating	19	32	15	28	3	(24)	73
Interest	-	34	-	14	32	(6)	74
VIE expenses	-	-	-	-	6	-	6

Total expenses	51	730	15	42	41	(73)	806

Adjusted pre-tax income (loss)	$157	$(556)	$(1)	$(21)	$(9)	$-	$(430)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	3	-	-	-	6	9
Mark-to-market on insured credit derivatives	-	832	-	-	-	-	832

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(334)	-	-	-	-	(334)

GAAP pre-tax income (loss)	$157	$613	$(1)	$(21)	$(9)	$6	$745

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Three months ended September 30, 2010	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$100	$82	$-	$-	$-	$(22)	$160
Net investment income	59	43	-	4	20	(1)	125
Fees and reimbursements	2	23	17	21	-	(47)	16
Premiums and fees on insured derivatives	-	211	-	-	-	-	211
Net gains (losses) on financial instruments at
fair value and foreign exchange	45	151	1	(62)	(117)	-	18
Net gains (losses) on extinguishment of debt	-	-	-	-	10	-	10
Other net realized gains (losses)	-	(1)	-	-	-	-	(1)
VIE Revenues	-	-	-	-	34	-	34

Total revenues	206	509	18	(37)	(53)	(70)	573

Expenses:
Losses and loss adjustment	6	173	-	-	-	-	179
Insured credit derivative impairments and LAE	-	245	-	-	-	-	245
Amortization of deferred acquisition costs	16	28	-	-	-	(34)	10
Operating	17	35	19	27	2	(23)	77
Interest	-	34	-	16	44	(13)	81
VIE expenses	-	-	-	-	5	-	5

Total expenses	39	515	19	43	51	(70)	597

Adjusted pre-tax income (loss)	$167	$(6)	$(1)	$(80)	$(104)	$-	$(24)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	136	-	-	-	3	139
Mark-to-market on insured credit derivatives	-	(1,059)	-	-	-	-	(1,059)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(588)	-	-	-	-	(588)

GAAP pre-tax income (loss)	$167	$(341)	$(1)	$(80)	$(104)	$3	$(356)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Nine months ended September 30, 2011	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$341	$194	$-	$-	$-	$(60)	$475
Net investment income	165	110	-	-	59	10	344
Fees and reimbursements	5	89	46	68	-	(164)	44
Premiums and fees on insured derivatives	2	83	-	-	-	-	85
Net gains (losses) on financial instruments at
fair value and foreign exchange	24	65	-	47	(206)	-	(70)
Net investment losses related to other-than-
temporary impairments	-	(4)	-	(10)	(30)	-	(44)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	2	26
Other net realized gains (losses)	-	(5)	-	-	4	-	(1)
VIE Revenues	-	-	-	-	24	3	27

Total revenues	537	532	46	105	(125)	(209)	886

Expenses:
Losses and loss adjustment	4	246	-	-	-	-	250
Insured credit derivative impairments and LAE	-	381	-	-	-	-	381
Amortization of deferred acquisition costs	64	102	-	-	-	(119)	47
Operating	56	90	52	78	9	(74)	211
Interest	-	101	-	44	98	(18)	225
VIE expenses	-	-	-	-	16	-	16

Total expenses	124	920	52	122	123	(211)	1,130

Adjusted pre-tax income (loss)	$413	$(388)	$(6)	$(17)	$(248)	$2	$(244)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	43	-	-	-	25	68
Mark-to-market on insured credit derivatives	-	(671)	-	-	-	-	(671)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	318	-	-	-	-	318

GAAP pre-tax income (loss)	$413	$(1,334)	$(6)	$(17)	$(248)	$27	$(1,165)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Nine months ended September 30, 2010	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$330	$231	$-	$-	$-	$(75)	$486
Net investment income	176	126	-	12	72	(6)	380
Fees and reimbursements	19	171	50	65	-	(158)	147
Premiums and fees on insured derivatives	-	266	-	-	-	-	266
Net gains (losses) on financial instruments at
fair value and foreign exchange	49	157	2	(79)	(138)	-	(9)
Net investment losses related to other-than-
temporary impairments	-	(4)	-	-	(39)	-	(43)
Net gains (losses) on extinguishment of debt	-	-	-	-	28	-	28
Other net realized gains (losses)	-	19	-	-	-	-	19
VIE Revenues	-	-	-	-	76	-	76

Total revenues	574	966	52	(2)	(1)	(239)	1,350

Expenses:
Losses and loss adjustment	42	52	-	-	-	-	94
Insured credit derivative impairments and LAE	-	808	-	-	-	-	808
Amortization of deferred acquisition costs	59	114	-	-	-	(126)	47
Operating	46	95	50	79	11	(72)	209
Interest	-	102	-	50	134	(40)	246
VIE expenses	-	-	-	-	13	(1)	12

Total expenses	147	1,171	50	129	158	(239)	1,416

Adjusted pre-tax income (loss)	$427	$(205)	$2	$(131)	$(159)	$-	$(66)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	151	-	-	-	16	167
Mark-to-market on insured credit derivatives	-	(1,744)	-	-	-	-	(1,744)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(996)	-	-	-	-	(996)

GAAP pre-tax income (loss)	$427	$(802)	$2	$(131)	$(159)	$16	$(647)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

			September 30, 2011	December 31, 2010	Change

Reported Book Value			$12.17	$14.18	($2.01)

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax		17.34	14.58	$2.76

Less:	Cumulative impairments on insured
	credit derivatives, after tax (1)		(7.55)	(8.69)	$1.14

Reverse:	Unrealized losses included in OCI		0.72	2.27	($1.55)

Reverse:	Impact of consolidating certain VIEs (2)		0.42	0.50	($0.08)

Plus:	Net unearned premium revenue, after tax (1) (3)		12.41	13.97	($1.56)

Adjusted Book Value (4)			$35.51	$36.81	($1.30)

(1)	As of September 30, 2011 and December 31, 2010 the discount rate on Financial Guarantee installment premiums was the
	risk-free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was
	5.0% on Insured Derivative installment revenue and impairments.
(2)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(3)	The amounts consist of installment and upfront Financial Guarantee premiums, Insured Derivative revenue and deferred
	commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure.

Net Income (Loss) per Common Share:

		Three Months Ended		Nine Months Ended
		September 30		September 30
		2011	2010	2011	2010
	Basic	$2.27	($1.06)	($3.50)	($1.96)
	Diluted	$2.26	($1.06)	($3.50)	($1.96)

Weighted-Average Number of Common Shares Outstanding:

	Basic	195,612,615	200,529,483	198,262,715	203,239,935
	Diluted	196,347,502	200,529,483	198,262,715	203,239,935

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

	National Public Finance Guarantee Corporation

		September 30, 2011	December 31, 2010

	Policyholders' surplus	$1,209.2	$907.7
	Contingency reserve	1,400.0	1,473.5

	Statutory capital	2,609.2	2,381.2

	Unearned premium reserve	2,584.7	2,872.6
	Present value of installment premiums (1)	265.0	282.1

	Premium resources (2)	2,849.7	3,154.7

	Loss and loss adjustment expense reserves (1)	29.1	95.9

	Total claims-paying resources	$5,488.0	$5,631.8

	Net debt service outstanding	$655,490.0	$752,420.0

	Capital ratio (3)	255:1	316:1

	Claims-paying ratio (4)	148:1	166:1

	MBIA Insurance Corporation
		September 30, 2011	December 31, 2010

	Policyholders' surplus	$1,285.3	$1,074.7
	Contingency reserve	1,363.8	1,655.7

	Statutory capital	2,649.1	2,730.4

	Unearned premium reserve	622.9	703.1
	Present value of installment premiums (5)	1,337.8	1,655.0

	Premium resources (2)	1,960.7	2,358.1

	Loss and loss adjustment expense reserves (5)	(758.3)	155.3

	Total claims-paying resources	$3,851.5	$5,243.8

	Net debt service outstanding	$205,392.5	$244,548.5

	Capital ratio (3)	78:1	90:1

	Claims-paying ratio (4)	65:1	55:1

(1)	At September 30, 2011 and December 31, 2010 the discount rate was 4.19%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present
	value of installment premiums (after-tax) and loss and loss adjustment expense.
(5)	At September 30, 2011 and December 31, 2010 the discount rate was 5.93%.

CONTACT:
MBIA Inc.
Media: Kevin Brown, +1-914-765-3648
Media: Elizabeth James, +1-914-765-3889
Investor Relations: Greg Diamond, +1-914-765-3190